CERTIFICATE OF INCORPORATION
                                       OF
                             AMETRINE CAPITAL, INC.

                                   * * * * *

1.       The name of the corporation is: Ametrine Capital, Inc.

2. The address of the registered office in the State of Delaware is: 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its Registered Agent at such address is Corporation Service Company.

3. The nature of the business or purposes to be conducted or promoted is: to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is Twenty Five Million (25,000,000) shares all of which shall be Common Stock, par value $0.01 per share.

5.       The name and mailing address of each incorporator is as follow:


         NAME                           MAILING ADDRESS
         Oded Har-Even                  ZAG/S&W LLP
                                        1290 Avenue of the Americas, 29th Floor
                                        New York, NY 10104

6.        The corporation is to have perpetual existence.

7. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

8. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9. No director of the corporation shall be personally liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Ninth shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal. If the General Corporation Law of the State of Delaware is hereafter amended to permit further limitation on or elimination of the personal liability of the corporation's directors for breach of fiduciary duty, then a director of the corporation shall be exempt from such liability for any such breach to the full extent permitted by the General Corporation Law of the State of Delaware as so amended from time to time.

10. Each person who is or was or had agreed to become a director or officer of the corporation or who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the corporation as an employee or agent of the corporation or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including without limitation any employee benefit plan or any trust associated therewith), shall be indemnified by the corporation to the full extent permitted from time to time by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. This Article Tenth shall inure to the benefit of each such person and his or her heirs, executors, administrators and estate. Without limiting the generality or the effect of the foregoing, the corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article Tenth. Neither the amendment nor repeal of this Article Tenth nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Tenth shall reduce, eliminate or adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the effectiveness of such amendment, repeal or adoption.

11. The Board of Directors of the corporation shall have the authority to adopt, amend or repeal from time to time any of the bylaws of the corporation, except any particular bylaw that is specified as not subject to alteration or repeal by the Board of Directors.

                  IN WITNESS WHEREOF, I have hereunto set my hand on this 11th day of February, 2008.

                                                              /s/ Oded Har-Even
                                                              Oded Har-Even
                                                              Sole Incorporator